Exhibit 99.1

Cyclo Therapeutics Announces $4.2 Million Registered Direct Offering Priced At-The-Market under Nasdaq Rules

GAINESVILLE, Fla., December 30, 2022--(BUSINESS WIRE)--Cyclo Therapeutics, Inc. (Nasdaq: CYTH) ("Cyclo Therapeutics" or the "Company"), a clinical stage biotechnology company dedicated to developing life-changing medicines through science and innovation for patients and families living with diseases, today announced that it has entered into a definitive securities purchase agreement for the purchase and sale of 2,608,696 shares of common stock (or common stock equivalents) at a purchase price of $1.61 per share of common stock (or common stock equivalent) in a registered direct offering priced at-the-market under Nasdaq rules.

In addition, in a concurrent private placement, the Company will issue series A-1 warrants to purchase up to 2,608,696 shares of common stock and series A-2 warrants to purchase up to 2,608,696 shares of common stock. Each series of warrants has an exercise price of $1.36 per share and is exercisable on the date of issuance. The series A-1 warrants will have a term of five years from the date of issuance and the series A-2 warrants will have a term of three years from the date of issuance.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The closing of the offering is expected to occur on or about January 3, 2023, subject to the satisfaction of customary closing conditions. The gross proceeds to the Company from this offering are expected to be approximately $‐‐4.2 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital purposes, including the continuation of its pivotal Phase III trial for the treatment of Niemann-Pick Disease Type C with Trappsol® Cyclo™.

The shares of common stock (or common stock equivalents) described above (but not the warrants issued in the concurrent private placement or the shares of common stock underlying such warrants) are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-254496) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on May 28, 2021. The offering of the shares of common stock (or common stock equivalents) is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 865-5711 or e-mail at placements@hcwco.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and, along with the shares of common stock underlying the warrants, have not been registered under the Securities Act or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cyclo Therapeutics

Cyclo Therapeutics, Inc. is a clinical-stage biotechnology company dedicated to developing life-changing medicines through science and innovation for patients and families living with disease. The Company’s Trappsol® Cyclo™, an orphan drug designated product in the United States and Europe, is the subject of four formal clinical trials for Niemann-Pick Disease Type C, a rare and fatal genetic disease, (www.ClinicalTrials.gov NCT02939547, NCT02912793, NCT03893071 and NCT04860960). The Company is conducting a Phase 2b clinical trial using Trappsol® Cyclo™ intravenously in early Alzheimer’s disease based on encouraging data from an Expanded Access program for Alzheimer’s disease (NCT03624842). Additional indications for the active ingredient in Trappsol® Cyclo™ are in development. For additional information, visit the Company’s website: www.cyclotherapeutics.com.

Safe Harbor Statement

This press release contains “forward-looking statements” about the company’s current expectations about future results, performance, prospects and opportunities, including, without limitation, statements regarding the satisfaction of closing conditions relating to the offering and the anticipated use of proceeds from the offering. Statements that are not historical facts, such as “anticipates,” “believes” and “expects” or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results in future periods to differ materially from what is expressed in, or implied by, these statements. The factors which may influence the company’s future performance include the company’s ability to obtain additional capital to expand operations as planned, success in achieving regulatory approval for clinical protocols, enrollment of adequate numbers of patients in clinical trials, unforeseen difficulties in showing efficacy of the company’s biopharmaceutical products, success in attracting additional customers and profitable contracts, and regulatory risks associated with producing pharmaceutical grade and food products. These and other risk factors are described from time to time in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s reports on Forms 10-K and 10-Q. Unless required by law, the company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

CYTH@jtcir.com

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